                           BIOTRANSPLANT INCORPORATED
                           BUILDING 75, THIRD AVENUE
                             CHARLESTOWN NAVY YARD
                        CHARLESTOWN, MASSACHUSETTS 02129

                 NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD ON MAY 19, 1998

    The 1998 Annual Meeting of Stockholders of BioTransplant Incorporated (the "Company") will be held at Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, on Tuesday, May 19, 1998 at 10:00 a.m., local time, to consider and act upon the following matters:

1.  To elect six directors for the ensuing year.

2. To ratify the selection by the Board of Directors of Arthur Andersen LLP as the Company's independent accountants for 1998.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Stockholders of record at the close of business on April 1, 1998 are entitled to notice of, and to vote at, the meeting. The stock transfer books of the Company will remain open for the purchase and sale of the Company's Common Stock.

    All stockholders are cordially invited to attend the meeting.

                                          By Order of the Board of Directors
                                          STEVEN D. SINGER, SECRETARY

Charlestown, Massachusetts
April 15, 1998

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                           BIOTRANSPLANT INCORPORATED
                           BUILDING 75, THIRD AVENUE
                             CHARLESTOWN NAVY YARD
                        CHARLESTOWN, MASSACHUSETTS 02129

          PROXY STATEMENT FOR THE 1998 ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 19, 1998

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of BioTransplant Incorporated (the "Company") for use at the 1998 Annual Meeting of Stockholders to be held on May 19, 1998 (the "Annual Meeting") and at any adjournment or adjournments of that meeting. All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to the Secretary of the Company.

    The Company's Annual Report for the year ended December 31, 1997 is being mailed to stockholders with the mailing of this Notice and Proxy Statement on or about April 15, 1998.

    A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT FOR EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST OF THE VICE PRESIDENT OF FINANCE, BIOTRANSPLANT INCORPORATED, BUILDING 75, THIRD AVENUE, CHARLESTOWN NAVY YARD, CHARLESTOWN, MASSACHUSETTS 02129.

VOTING SECURITIES AND VOTES REQUIRED

    On April 1, 1998, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 8,578,743 shares of Common Stock of the Company, $.01 par value per share ("Common Stock"). Each share is entitled to one vote.

    Under the Company's Bylaws, the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

    The affirmative vote of the holders of a plurality of votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter is required for the approval of each of the other matters to be voted upon.

    Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees, who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter, such as the election of directors and the ratification of independent accountants.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information, as of January 31, 1998 or such later date as is noted, with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee, (iii) each executive officer named in the Summary Compensation Table under the heading "Compensation of Executive Officers" below and (iv) all directors and executive officers of the Company as a group.

    The number of shares of Common Stock beneficially owned by each director or executive officer is determined under the rules of the Securities and Exchange Commission (the "Commission"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after January 31, 1998 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

                                                                                      SHARES OF        PERCENTAGE OF
                                                                                    COMMON STOCK       COMMON STOCK
NAME AND ADDRESS                                                                  BENEFICIARY OWNED     OUTSTANDING
--------------------------------------------------------------------------------  -----------------  -----------------
Entities affiliated with HealthCare Ventures LLC (1)............................       2,703,500              30.8%
  44 Nassau Street
  Princeton, New Jersey 08542

Rho Management Trust II (2).....................................................         750,288               8.7
  c/o Rho Management Company, Inc.
  767 Fifth Avenue
  New York, New York 10153

Funds managed by Hambrecht & Quist Capital Management Inc. (3)..................         740,451               8.6
  50 Rowes Wharf
  Boston, Massachusetts 02110

Novartis Pharma Inc.............................................................         532,125               6.2
  Lichstrasse
  CH--40002
  Basel, Switzerland

State of Wisconsin Investment Board (4).........................................         435,000               5.1
  P.O. Box 7842
  Madison, Wisconsin 53707

Elliot Lebowitz, Ph.D. (5)......................................................         183,608               2.1

Donald R. Conklin (6)...........................................................           3,625                 *

William W. Crouse (7)...........................................................       2,703,500              30.8

                                                                                      SHARES OF        PERCENTAGE OF
                                                                                    COMMON STOCK       COMMON STOCK
NAME AND ADDRESS                                                                  BENEFICIARY OWNED     OUTSTANDING
--------------------------------------------------------------------------------  -----------------  -----------------
James C. Foster, J.D. (8).......................................................          15,356                 *

Daniel O. Hauser, Ph.D. (9).....................................................         532,125               6.2

Daniel P. Kearney, J.D. (10)....................................................           1,875                 *

Robert A. Vukovich, Ph.D. (11)..................................................          11,250                 *

James Hope, Ph.D. (12)..........................................................          39,567                 *

Julia L. Greenstein, Ph.D. (13).................................................          37,783                 *

Mary White-Scharf, Ph.D. (14)...................................................          23,982                 *

Robert Kauffman, M.D., Ph.D (15)................................................          12,500                 *

All directors and executive officers as a group (12 persons) (16)...............       3,571,178              40.8

------------------------

*   Represents holdings of less than one percent.

(1) Includes 1,570,886 shares of Common Stock held by HealthCare Ventures II, L.P. ("HCV II") (including 78,877 shares which HCV II has the right to acquire within 60 days of January 31, 1998 upon the exercise of warrants), 874,539 shares of Common Stock held by HealthCare Ventures III, L.P. ("HCV III") (including 99,705 shares which HCV III has the right to acquire within 60 days of January 31, 1998 upon the exercise of warrants), and 258,075 shares of Common Stock held by HealthCare Ventures IV, L.P. ("HCV IV") (including 29,571 shares which HCV IV has the right to acquire within 60 days of January 31, 1998 upon the exercise of warrants).

(2) Includes 38,466 shares of Common Stock which Rho Management Trust II ("RMT-II") has the right to acquire within 60 days of January 31, 1998 upon the exercise of warrants. Jan Philipp F. Reemtsma, Joshua Ruch and Fero Ventures Limited may be deemed to beneficially own the shares held by RMT-II, and retain voting and dispositive rights for such shares and the right to revoke such shares.

(3) Includes 360,108 shares of Common Stock held by Hambrecht & Quist Health Care Investors ("H&Q Health") (including 10,210 shares which H&Q Health has the right to acquire within 60 days of January 31, 1998 upon the exercise of warrants) and 300,432 shares of Common Stock held by Hambrecht & Quist Life Science Investors ("H&Q Life") (including 17,722 shares which H&Q Life has the right to acquire within 60 days of January 31, 1998 upon the exercise of warrants). Hambrecht & Quist Capital Management Inc. serves as the investment advisor to H&Q Health and H&Q Life. The respective general partners of H&Q Health and H&Q Life exercise sole voting and investment power with respect to the shares held by each fund.

(4) Information based solely on a Schedule 13G filed with the Commission on January 22, 1998.

(5) Includes 109,534 shares of Common Stock which Dr. Lebowitz has the right to acquire within 60 days of January 31, 1998 upon the exercise of stock options.

(6) Includes 625 shares of Common Stock which Mr. Conklin has the right to acquire within 60 days of January 31, 1998 upon the exercise of stock options.

(7) Consists solely of shares held of record by HCV II, HCV III and HCV IV. Mr. Crouse is a general partner of HealthCare Partners II, L.P., HealthCare Partners III, L.P., HealthCare Partners IV, L.P. ("HCP II", "HCP III" and "HCP IV", respectively), the general partners, respectively, of HCV II, HCV III and HCV IV. Mr. Crouse, together with the other general partners of HCV II, HCV III and HCV IV, respectively, shares voting and investment control with respect to the shares owned by HCV II, HCV III and HCV IV. The same individuals serve as general partners of HCP II, HCP III and HCP IV, respectively.

(8) Includes 2,856 shares of Common Stock owned by Charles River Laboratories, Inc., a wholly-owned subsidiary of Bausch & Lomb, Inc. ("CRL"). Mr. Foster, a director of the Company, is the President and Chief Executive Officer of CRL and may be deemed to beneficially own the shares held by CRL, although he disclaims beneficial ownership.

(9) Consists solely of shares of Common Stock owned by Novartis Pharma Inc. ("Novartis"). Dr. Hauser, a director of the Company, is the Head of Preclinical Development and Project Management, Operations in the United States for Novartis Pharmaceutical Inc., an affiliate of Novartis. Dr. Hauser may be deemed to beneficially own the shares held by Novartis although he disclaims beneficial ownership.

(10) Includes 1,250 shares of Common Stock which Mr. Kearney has the right to acquire within 60 days of January 31, 1998 upon the exercise of stock options. Mr. Kearney will not be standing for re-election to the Board of Directors.

(11) Includes 8,125 shares of Common Stock which Dr. Vukovich has the right to acquire within 60 days of January 31, 1998 upon the exercise of stock options.

(12) Includes 39,267 shares of Common Stock which Dr. Hope has the right to acquire within 60 days of January 31, 1998 upon the exercise of stock options. Also includes 300 shares of Common Stock held by Dr. Hope's minor children. Dr. Hope disclaims beneficial ownership of the shares held by his children.

(13) Consists solely of shares of Common Stock which Dr. Greenstein has the right to acquire within 60 days of January 31, 1998 upon the exercise of stock options.

(14) Includes 23,382 shares of Common Stock which Dr. White-Scharf has the right to acquire within 60 days of January 31, 1998 upon the exercise of stock options. Also includes 600 shares of Common Stock held by Dr. White-Scharf's minor children. Dr. White-Scharf disclaims beneficial ownership of the shares held by her children.

(15) Consists solely of shares of Common Stock which Dr. Kauffman has the right to acquire within 60 days of January 31, 1998 upon the exercise of stock options.

(16) Includes 449,482 shares of Common Stock which all directors and executive officers as a group may acquire upon the exercise of outstanding stock options and warrants exercisable within 60 days of January 31, 1998.

                             ELECTION OF DIRECTORS

    The persons named in the enclosed proxy will vote to elect as directors the six nominees named below, unless the proxy is marked otherwise. Mr. Daniel Kearney will not be standing for re-election. If a stockholder returns a proxy without contrary instructions, the persons named as proxies will vote to elect as directors the nominees named below, each of whom is currently a member of the Board of Directors of the Company.

    Because Mr. Kearney will not be standing for re-election, a vacancy exists on the Board of Directors. In accordance with the Company's Certificate of Incorporation and Bylaws, this vacancy may be filled prior to the Company's 1999 Annual Meeting of Stockholders only by a majority vote of the remaining directors.

    Each director will be elected to hold office until the 1999 Annual Meeting of Stockholders and until his successor is duly elected and qualified. The nominees have indicated their willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of Common Stock represented by proxies may be voted for a substitute nominee designated by the Board of Directors.

    There are no family relationships between or among any officers or directors of the Company.

    Set forth below are the name and age of each member of the Board of Directors, and the positions and offices held by him, his principal occupation and business experience during the past five years, the names of other publicly held companies of which he serves as a director and the year of the commencement of his term as a director of the Company. Information with respect to the number of shares of Common Stock beneficially owned by each director, directly or indirectly, as of January 31, 1998, appears above under the heading "Stock Ownership of Certain Beneficial Owners and Management."

                             NOMINEES FOR DIRECTOR

    ELLIOT LEBOWITZ, PH.D., age 57, has served as President and Chief Executive Officer and as a member of the Board of Directors of the Company since April 1991. From 1985 to 1991, he served as Vice President for Research and Development at C.R. Bard, Inc., a medical device company ("Bard"), directing internal and collaborative research and development programs for Bard's Vascular Systems, Cardiosurgery and Cardiopulmonary Divisions. From 1981 until 1985, Dr. Lebowitz served as Director of Long Range Research and Development at DuPont Corporation, a diversified health care company, developing immunopharmaceuticals. From 1977 until 1981, he served as Division Manager of the Medical Products Division of New England Nuclear Corporation which developed, manufactured and sold radiopharmaceuticals for in vivo diagnosis. Earlier in his career, Dr. Lebowitz served at Brookhaven National Laboratories, a United States Department of Energy research facility, where he developed Thallium-20 1, a radiopharmaceutical for the diagnosis of coronary artery disease. Dr. Lebowitz was a founder of Diagnostic Isotopes, Inc., a radiopharmaceutical company which was subsequently acquired by Hoffmann-La Roche Inc., a pharmaceutical company. He was also a founder of Procept, Inc., a biopharmaceutical company which focuses on rational drug design. He holds a B.A. from Columbia College and a Ph.D. from Columbia University.

    DONALD R. CONKLIN, age 61, has served as a director of the Company since January 1997. From February to December 1996, he served as Chairman of Schering-Plough Health Care Products ("Schering-Plough Health Care"), a wholly-owned subsidiary of Schering-Plough Corporation, a pharmaceutical company. From 1995 to February 1996, he served as President of Schering-Plough Health Care, and from 1986 until September 1994, he served as Executive Vice President and President of Schering-Plough Pharmaceuticals. He received his B.A. from Williams College and his M.B.A. from Rutgers University. Mr. Conklin also serves on the Board of Directors of Cytotherapeutics, Inc. and Vertex Pharmaceuticals, Inc.

    WILLIAM W. CROUSE, age 55, has served as a director of the Company since June 1995. Since 1994, Mr. Crouse has served as Vice Chairman of HealthCare Ventures LLC and as a general partner of

HealthCare Partners I, L.P. ("HCP I"), HCP II, HCP III and HCP IV, the general partners of HealthCare Ventures I, L.P. ("HCV I"), HCV II, HCV III, and HCV IV, respectively. Mr. Crouse served as Worldwide President of Ortho Diagnostic Systems, a medical device company, and Vice President of Johnson & Johnson International, a pharmaceutical company, from 1987 to 1994. Mr. Crouse has more than 30 years experience in the pharmaceutical industry. He also serves as a director of Dendreon Corporation, Allelix Biopharmaceuticals, Raritan Bancorp, The New York Blood Center and Liberty Science Center. Mr. Crouse received his B.S. in finance and economics from Lehigh University and his M.B.A. from Pace University.

    JAMES C. FOSTER, J.D., age 47, has served as a director of the Company since February 1992. Since 1992, he has served as President and Chief Executive Officer of Charles River Laboratories, Inc., a wholly-owned subsidiary of Bausch & Lomb, Inc. ("CRL"), a supplier of research animals and animal-related products and services. Previously, he served in various capacities with CRL since 1976. Mr. Foster received his B.S. in psychology from Lake Forest College, his J.D. from the Boston University School of Law and his M.A. in Science and Management from the Massachusetts Institute of Technology.

    DANIEL O. HAUSER, PH.D., age 60, has served as a director of the Company since January 1994. Since January 1997, he has served as the head of Preclinical Development & Project Management, Operations in the United States for Novartis, a pharmaceutical corporation. From 1992 until January 1997, he served as President of Sandoz Research Institute, in East Hanover, New Jersey and as Senior Vice President of Research and Development for Sandoz Pharmaceutical Corporation. From 1965 to 1992, he served in various positions at the Pharma Division of Sandoz Pharma Ltd. (Switzerland) and from 1985 to 1992, served as Senior Vice President. Dr. Hauser received his M.S. and Ph.D. in chemistry from the Swiss Federal Institute of Technology (Switzerland) and was a Post-doctoral Research Fellow in the Department of Chemistry at the Israel Institute of Technology (Haifa).

    ROBERT A. VUKOVICH, PH.D., age 54, has served as a director of the Company since March 1994. Since 1997, he has served as Chairman of the Board of Roberts Pharmaceutical Corporation, a pharmaceutical company he founded. From 1983 to 1997, he served as Chairman of the Board and Chief Executive Officer of Roberts Pharmaceutical Corporation. From 1979 to 1983, he served as the Director of the Division of Developmental Therapeutics of the Revlon Health Care Group, a pharmaceutical company. He received his B.S. from Allegheny College and his Ph.D. in Pharmacology-Toxicology with a minor in Pathology from Jefferson Medical College. Dr. Vukovich also serves on the Board of Directors of Cypros Pharmaceutical Corp. and Pacific Pharmaceuticals, Inc.

                               RETIRING DIRECTOR

    DANIEL P. KEARNEY, J.D., age 58, has served as a director of the Company since March 1996. From 1991 to 1998, Mr. Kearney served as President of Aetna Life Insurance and Annuity Company ("Aetna"), a wholly-owned subsidiary of Aetna Life & Casualty Company, an insurance company. In addition, he served as Executive Vice President and Chief Investment Officer of Aetna Life & Casualty Company. Prior to joining Aetna in 1991, Mr. Kearney served as President and Chief Executive Officer of the Resolution Trust Corporation Oversight Board (the "Oversight Board"), a federal regulatory agency created to oversee the liquidation of the assets of failed savings and loan institutions. Immediately prior to joining the Oversight Board, Mr. Kearney was a principal at Aldrich, Eastman and Waltch, Inc., a pension fund advisor. Mr. Kearney graduated from Michigan State University and received a Masters in Economics from Michigan State University. He received his J.D. from the University of Chicago Law School. He also serves on the Board of Directors of MBIA, Inc.

BOARD AND COMMITTEE MEETINGS

    The Company has a standing Audit Committee of the Board of Directors, which provides the opportunity for direct contact between the Company's independent accountants and the Board of Directors. The Audit Committee has responsibility for recommending the appointment of the Company's independent accountants, reviewing the scope and results of audits and reviewing the Company's internal accounting control policies and procedures. The Audit Committee held two meetings in 1997. The members of the Audit Committee are Messrs. Foster and Kearney.

    The Company also has a standing Compensation Committee of the Board of Directors, which makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, establishes and approves salaries and incentive compensation for certain senior officers and employees and administers and grants stock options pursuant to the Company's stock option plans. The Compensation Committee held two meetings during 1997. The members of the Compensation Committee are Mr. Crouse and Dr. Vukovich. See "Report of the Compensation Committee" below.

    The Company does not have a nominating committee or a committee serving a similar function. Nominations are made by and through the full Board of Directors.

    The Board of Directors held six meetings during 1997. Each director attended at least 75% of the total number of meetings of the Board of Directors and all committees of the Board on which he served.

COMPENSATION FOR DIRECTORS

    The Company's non-employee directors who are not affiliated with HealthCare Ventures LLC, Novartis or CRL, receive $1,000, plus reasonable travel and out-of-pocket expenses, for each meeting of the Board of Directors attended and are entitled to participate in the Company's 1994 Directors' Equity Plan (the "Equity Plan"), as described below.

    On January 2, 1997, options to purchase 3,125 shares of Common Stock at an exercise price of $6.50 per share and 625 shares of restricted Common Stock at a purchase price of $0.04 per share were granted to Mr. Conklin under the Equity Plan, and on November 20, 1997, options to purchase 12,500 shares of Common Stock at an exercise price of $6.50 per share were granted to Mr. Conklin under the Company's 1997 Stock Incentive Plan.

SUMMARY OF THE EQUITY PLAN

    Under the Equity Plan, directors of the Company who are neither officers or employees of the Company or of any subsidiary of the Company, nor affiliated with HealthCare Ventures LLC, Novartis or CRL, shall each receive upon his or her appointment as a director of the Company: (i) nonstatutory stock options to purchase 3,125 shares of Common Stock at fair market value on the date of grant ("Initial Options") and (ii) 625 shares of restricted stock, subject to a repurchase option, at a purchase price of $0.04 per share (the "Restricted Stock"). The Initial Options vest over five equal annual installments beginning on the first anniversary of the date of grant and the Restricted Stock will vest in four equal annual installments beginning on the first anniversary of the date of grant.

    The Board of Directors may suspend or discontinue the Equity Plan or amend it in any respect; provided, however, that without the approval of the stockholders, no amendment may change the number of shares subject to the Equity Plan, change the designation of the class of directors eligible to receive awards, or materially increase the benefits accruing to participants under the Equity Plan. The Equity Plan may not be amended more than once during any six-month period.

COMPENSATION OF EXECUTIVE OFFICERS

    SUMMARY COMPENSATION TABLE. The following table sets forth certain information with respect to the annual and long-term compensation for the last two fiscal years of the Company's Chief Executive Officer and the Company's four other executive officers whose total annual salary and bonus for 1997 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM COMPENSATION
                                                                                                     AWARDS
                                                                 ANNUAL COMPENSATION         -----------------------
                                                           --------------------------------   SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                                  YEAR     SALARY($)   BONUS($)         OPTIONS(#)
---------------------------------------------------------  ---------  ----------  ---------  -----------------------

Elliot Lebowitz, Ph.D. ..................................       1997  $  240,559        -0-            65,133
  Chief Executive Officer                                       1996     228,913        -0-            71,021
                                                                1995     215,000        -0-            16,218

James Hope, Ph.D. .......................................       1997  $  172,482  $     -0-            16,100
  Senior Vice President of Development                          1996     164,135        -0-            22,670
                                                                1995     147,784        -0-            10,312

Julia L. Greenstein, Ph.D. ..............................       1997  $  193,717  $     -0-            30,000
  Senior Vice President of Research                             1996     185,193        -0-            22,930
                                                                1995     168,586        -0-             8,000

Robert Kauffman, M.D., Ph.D.(1)..........................       1997  $  190,300  $     -0-             5,000
  Vice President of Clinical Affairs                            1996      95,138     63,000            50,000
                                                                1995      --         --                --

Mary White-Scharf, Ph.D..................................       1997  $  136,624  $     -0-            39,200
  Vice President of Research                                    1996     131,602        -0-            31,322
                                                                1995     107,171        -0-            10,936

------------------------

(1) Dr. Kauffman joined the Company in June 1996.

    OPTION GRANT TABLE. The following table sets forth certain information regarding options granted during the year ended December 31, 1997 by the Company to the Named Executive Officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                          INDIVIDUAL GRANTS                            POTENTIAL REALIZABLE
                                  ------------------------------------------------------------------     VALUE AT ASSUMED
                                                          PERCENT OF                                  ANNUAL RATES OF STOCK
                                       NUMBER OF         TOTAL OPTIONS                                PRICE APPRECIATION FOR
                                      SECURITIES          GRANTED TO       EXERCISE OR                    OPTION TERM(2)
                                  UNDERLYING OPTIONS     EMPLOYEES IN      BASE PRICE    EXPIRATION   ----------------------
NAME                                 GRANTED(#)(1)      FISCAL YEAR(%)        (#SH)         DATE        5% ($)     10% (%)
--------------------------------  -------------------  -----------------  -------------  -----------  ----------  ----------

Elliot Lebowitz, Ph.D. .........          28,300                 7.0%       $    6.75       5/21/07   $  120,135  $  304,445
                                          16,833                 4.2%            6.50        1/2/07       68,810     174,379
                                          20,000                 4.9%            6.63       12/9/07       83,329     211,171

James Hope, Ph.D. ..............           9,100                 2.2%            5.63       7/31/07       32,192      81,580
                                           7,000                 1.7%            6.63       12/9/07       29,165      73,910

Julia L. Greenstein, Ph.D. .....           5,600                 1.4%            7.25        4/8/07       25,533      64,706
                                          16,400                 4.0%            6.75       5/21/07       69,619     176,427
                                           8,000                 2.0%            6.63       12/9/07       33,331      84,468

Robert Kauffman, M.D., Ph.D. ...           5,000                 1.2%            6.63       12/9/07       20,832      52,793

Mary White-Scharf, Ph.D. .......          10,700                 2.6%            6.88      11/19/07       46,263     117,240
                                          20,500                 5.1%            6.75       5/21/07       87,023     220,534
                                           8,000                 2.0%            6.63       12/9/07       33,331      84,468

------------------------

(1) Options granted in 1997 become exercisable in four equal annual installments, commencing twelve months after the vesting commencement date, which is typically the date of grant.

(2) Amounts represent hypothetical gains that could be achieved for options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock on the date on which options were exercised.

    YEAR-END OPTION TABLE. The following table sets forth certain information regarding stock options held as of December 31, 1997 by the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                             OPTIONS AT FISCAL YEAR-     IN THE MONEY OPTIONS AT
                                                                      END(#)              FISCAL YEAR-END($)(1)
                                                            --------------------------  --------------------------
                                                            EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
                                                            -----------  -------------  -----------  -------------

Elliot Lebowitz, Ph.D.....................................     102,892        130,571    $ 217,599    $    32,616

James Hope, Ph.D..........................................      38,322         38,260       86,109         14,560

Julia L. Greenstein, Ph.D.................................      28,483         57,447       42,370         25,610

Robert Kauffman, M.D.,Ph.D................................      12,500         42,500            0              0

Mary White-Scharf, Ph.D...................................      21,109         68,474       48,150         19,239

------------------------

(1) Value is based on the closing sales price of the Company's Common Stock on the Nasdaq Stock Market on December 31, 1997 ($5.75), the last trading day of the Company's 1997 fiscal year, less the applicable option exercise price.

SEVERANCE AGREEMENTS WITH EXECUTIVE OFFICERS

    Under the terms of an agreement with Dr. Lebowitz, the Company's President and Chief Executive Officer, in the event of involuntary termination of Dr. Lebowitz' employment, he is eligible to receive six months of base salary from the Company. Under the terms of agreements with Dr. Hope, Senior Vice President of Development, and Dr. Greenstein, Senior Vice President of Research and Chief Scientific Officer, in the event of a termination of employment without cause, the terminated officer is eligible to receive six months of base salary, which will be discontinued if the officer secures other employment. Furthermore, if at the end of such six-month period Dr. Hope is unable to secure other employment, then Dr. Hope and the Company have agreed to negotiate an additional severance payment of up to six months of base salary.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely on its review of copies of reports filed by all officers of the Company who are persons required to file reports ("Reporting Persons") pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or written representations from certain Reporting Persons that no Form 5 filing was required for such persons, the Company believes that during fiscal 1997 all filings required to be made by its Reporting Persons were timely made in accordance with the requirements of the Exchange Act.

REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee of the Company, which is currently comprised of two non-employee directors, Mr. Crouse and Dr. Vukovich, makes recommendations concerning salaries and incentive compensation for employees of and consultants to the Company, establishes and approves salaries and incentive compensation for certain senior officers and employees and administers and grants stock options pursuant to the Company's stock option plans.

    The Company's executive compensation program is designed to promote the achievement of the Company's business goals, and, thereby, to maximize corporate performance and stockholder returns. Executive compensation consists of a combination of base salary and stock-based incentives. The Compensation Committee considers stock incentives to be a critical component of an executive's compensation package in order to help align executive interests with stockholder interests.

COMPENSATION PHILOSOPHY

    The objectives of the executive compensation program are to align compensation with business objectives and individual performance, and to enable the Company to attract, retain and reward executive officers who are expected to contribute to the long-term success of the Company. The Compensation Committee's executive compensation philosophy is based on the principles of competitive and fair compensation and sustained performance.

    - COMPETITIVE AND FAIR COMPENSATION

     The Company is committed to providing an executive compensation program that helps attract and retain highly qualified executives. To ensure that compensation is competitive, the Compensation Committee compares the Company's compensation practices with those of other companies in the industry and sets the Company's compensation guidelines based on this review. The Compensation Committee believes compensation for the Company's executive officers is within the range of compensation paid to executives with comparable qualifications, experience and responsibilities in the same or similar business and of comparable size and success. The Compensation Committee also strives to achieve equitable relationships both among the compensation of individual officers and between the compensation of officers and other employees throughout the organization.

    - SUSTAINED PERFORMANCE

     Executive officers are rewarded based upon a subjective assessment of corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as achievement of operating budgets, establishment of strategic licensing and development alliances with third parties, timely development of new processes and products and performance relative to competitors. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and Company values are fostered.

    In evaluating each executive officer's performance, the Compensation Committee generally conforms to the following process:

    - Company and individual goals and objectives generally are set at the beginning of the performance cycle.

    - At the end of the performance cycle, the accomplishment of the executive's goals and objectives and his contributions to the Company are evaluated and the results are communicated to the executive.

    - The executive's performance is then compared with peers within the Company and the comparative results, combined with comparative compensation practices of other companies in the industry, is then used to determine salary and stock compensation levels.

    Annual compensation for the Company's executives generally consists of two elements--salary and stock options.

    The salary for executives is generally set by reviewing compensation for competitive positions in the market and the historical compensation levels of the executives. Increases in annual salaries are based on actual individual performance against targeted performance and various subjective performance criteria. Targeted performance criteria vary for each executive based on his area of responsibility, and may include continued innovation in development of the Company's technology, implementation of financing strategies and establishment of strategic licensing and development alliances with third parties. Subjective performance criteria include an executive's ability to motivate others, develop the skills necessary to grow as the Company matures, recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success. The Compensation Committee does not use a specific formula based on these targeted performance and subjective criteria, but instead makes an evaluation of each executive officer's contributions in light of all such criteria.

    Compensation at the executive officer level also includes the long-term incentives afforded by stock options. The stock option program is designed to promote the identity of long-term interests between the Company's employees and its shareholders and assist in the retention of executives. The size of option grants is generally intended to reflect the executive's position with the Company and his contributions to the Company, including his success in achieving the individual performance criteria described above. The option program generally uses a four-year vesting period to encourage key employees to continue in the employ of the Company. All stock options granted to executive officers in 1997 were granted at fair market value on the date of grant. During 1997, all current executive officers received options to purchase an aggregate of 185,666 shares of Common Stock, at a weighted average exercise price of $6.66 per share.

    COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), disallows a tax deduction to public companies for compensation over $1.0 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with Section 162(m) of the Code to mitigate any disallowance of deductions.

DR. LEBOWITZ' 1997 COMPENSATION

    Dr. Lebowitz is eligible to participate in the same executive compensation plans available to the other executives officers of the Company. The Compensation Committee believes that Dr. Lebowitz' annual compensation, including the portion of his compensation based upon the Company's stock option program, has been set at a level competitive with other companies in the industry.

    Dr. Lebowitz' salary for 1997 increased to $240,559 from $228,913 in 1996. In 1997, Dr. Lebowitz was granted stock options to purchase 65,133 shares of the Company's Common Stock at a weighted average exercise price of $6.65 per share. All such options were granted to Dr. Lebowitz at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. In determining whether to grant stock options to Dr. Lebowitz, the Compensation Committee considered Dr. Lebowitz' overall compensation package relative to that of other chief executives in the Company's industry and past option grants as well as an assessment of continuing progress of the Company's business plan.

                                          Compensation Committee

                                          William W. Crouse
                                          Robert A. Vukovich, Ph.D.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The current members of the Compensation Committee are Messrs. Crouse and Vukovich. No member of the Compensation Committee was at any time during 1997, or formerly, an officer or employee of the Company or any subsidiary of the Company, nor has any member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

    No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company.

COMPARATIVE STOCK PERFORMANCE

    The comparative stock performance graph below compares the cumulative stockholder return on the Common Stock of the Company for the period from May 8, 1996, the date of the Company's initial public offering, through December 31, 1997 with the cumulative total return on (i) the Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Composite Index") and (ii) the Nasdaq Pharmaceutical Index (assuming the investment of $100 in the Company's Common Stock (at the initial public offering price), in the Nasdaq Composite Index and in the Nasdaq Pharmaceutical Index on May 8, 1996 and reinvestment of all dividends). Measurement points are on May 8, 1996, the last trading day of the year ended December 31, 1996 and the last trading day of the year ended December 31, 1997.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           BIOTRANSPLANT INCORPORATED  NASDAQ COMPOSITE INDEX   NASDAQ PHARMACEUTICAL INDEX
5/8/96                        $100.00                  $100.00                       $100.00

12/31/96                      $ 68.00                 $ 109.00                       $ 91.00

12/31/97                      $ 61.00                 $ 134.00                       $ 97.00

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In March 1991, the Company entered into a supply agreement with CRL. Under the terms of the agreement, CRL provides the Company with miniswine and miniswine organs for research and development purposes in exchange for payments based on future commercial sales of miniswine products by the Company. James C. Foster, President and Chief Executive Officer of CRL, is a director of the Company.

    In 1993, the Company and Novartis entered into a collaboration agreement for the development and commercialization of xenotransplantation products utilizing gene transduction, which was subsequently amended and restated in September 1995. Under the agreement, Novartis has committed research funding of $20.0 million, all of which had been received as of December 31, 1997, and agreed to pay license fees of $10.0 million, all of which had been received as of December 31, 1997. Novartis has also agreed to fund all of the development and premarketing costs of the licensed products, a portion of which may be repayable from the Company's operating profits from sales of the XenoMune System if the Company elects to co-promote, and a portion of which must be repaid within 90 days following submission of a product license application to the Food and Drug Administration for such products.

    In October 1997, the Company entered into a collaboration and license agreement with Novartis to develop and commercialize transplantation products utilizing the Company's proprietary mixed bone marrow chimerism technology. Under the agreement, the Company may receive from Novartis research funding, license fees and milestone payments of up to $36 million. As of December 31, 1997, research funding of $3.5 million and license fees of $2.0 million had been received. In addition to research funding, Novartis will also fund certain development and premarketing costs of such products and portions of these costs, under certain circumstances, may be repayable.

    Dr. Hauser, Ph.D., a director of the Company, is head of Preclinical Development & Project Management, Operations in the United States for Novartis Pharmaceutical Inc., an affiliate of Novartis.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

    The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of Arthur Andersen LLP as the Company's independent accountants for the current fiscal year. Arthur Andersen LLP has served as the Company's independent accountants since inception. Although stockholder approval of the Board of Directors' selection of Arthur Andersen LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Arthur Andersen LLP. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

BOARD RECOMMENDATION

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

                                 OTHER MATTERS

    The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

    All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

    Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at its principal office in Charlestown, Massachusetts not later than December 16, 1998 for inclusion in the proxy statement for that meeting.

                                          By Order of the Board of Directors,

                                          STEVEN D. SINGER, SECRETARY

April 15, 1998

    THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                    BIOTRANSPLANT INCORPORATED
---------------------------------------------------------------------------------------------------
                         (Name of Registrant as Specified In Its Charter)


                                    BIOTRANSPLANT INCORPORATED
---------------------------------------------------------------------------------------------------
             (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                                                     Appendix A
-------------------------------------------------------------------------------

                         BIOTRANSPLANT INCORPORATED
                    PROXY SOLICITED BY BOARD OF DIRECTORS
                 Annual Meeting of Stockholders -- May 19, 1998

    Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Elliot Lebowitz, Richard Capasso and Steven D. Singer, or each of them with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 1998 Annual Meeting of Stockholders of BioTransplant Incorporated and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting.

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no other indication is made, the proxies shall vote "for" proposal numbers 1, 2 and 3.

A vote for the director nominees, and for proposal numbers 2 and 3 is recommended by the Board of Directors.

PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

-------------------------------------------------------------------------------

                      Please date, sign and mail your
                    proxy card back as soon as possible!

                        Annual Meeting of Stockholders
                          BIOTRANSPLANT INCORPORATED

                                 May 19, 1998






              Please Detach and Mail in the Envelope Provided
-----------------------------------------------------------------------------------------------------------------------------------

A /X/ Please mark your votes as in this example.


               FOR all nominees   WITHHOLD AUTHORITY                                                         FOR   AGAINST  ABSTAIN
                listed at right    to vote for all
               (except as marked    nominees listed
                to the contrary)       at right
1. Election of       / /                 / /         Nominees:                      2. Ratify the selection   / /     / /     / /
   Directors                                           Elliot Lebowitz, Ph.D.          of Arthur Andersen
                                                       Donald R. Conklin               LLP as the Company's
INSTRUCTIONS: To withhold authority to vote for        William W. Crouse               independent
individual nominee(s), mark the box labeled "FOR"      James C. Foster, J.D.           accountants for 1998
and strike a line through such nominee(s) name in      Daniel O. Hauser, Ph.D.
the list at right. Your shares will be voted for the   Robert A. Vukovich, Ph.D.
remaining nominee(s).

                                                                                    3. To transact such       / /     / /     / /
                                                                                       other business as
                                                                                       may properly come
                                                                                       before the meeting
                                                                                       or any adjournment
                                                                                       thereof.

                                                                                    Please read the reverse side of this card.

                                                                                    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                                                                                    CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                                      HAS YOUR ADDRESS        DO YOU HAVE ANY
                                                                                           CHANGED?              COMMENTS?

                                                                                      ----------------        ---------------

                                                                                      ----------------        ---------------

                                                                                      ----------------        ---------------


Signature _____________________________  Date: ______________  Signature __________________________ Date: ________________

-------------------------------------------------------------------------------------------------------------------------------
